Exhibit 99.1

SPI Energy Announces Receipt of Nasdaq Non-Compliance Notice

MCCLELLAN PARK, CA / ACCESSWIRE / August 26, 2024 / SPI Energy Co., Ltd., (NASDAQ:SPI) (the "Company"), a global renewable energy company and provider of solar storage solutions for business, residential, government, logistics and utility customers, today announced that it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 (the “Q2 Form 10-Q”), with the Securities and Exchange Commission (the “SEC”), the Company is not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires the timely filing of all required periodic reports with the SEC.

This Notice follows earlier correspondences from Nasdaq, including a notice (the “Initial Notice”) from Nasdaq on April 19, 2024 notifying the Company that due to the Company’s failure (the “Initial Delinquent Filing”) to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”) with the SEC and a subsequent delinquency notification letter (the “Second Notice”) from Nasdaq on May 20, 2024 due to the Company’s non-compliance with the Rule as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 (the “Q1 Form 10-Q”). Despite these challenges, on August 8, 2024, the Company received an extension letter (“Extension Letter”) from Nasdaq notifying the Company that Nasdaq has determined to grant an exception to enable the Company to regain compliance with the Rule by filing the Form 10-K and the Q1 Form 10-Q on or before October 14, 2024.

The Listing Rule requires listed companies to timely file all required periodic financial reports with the SEC. The deficiency letter has no immediate effect on the listing of the Company’s ordinary shares, and its ordinary shares will continue to trade on The Nasdaq Capital Market under the symbol “SPI” at this time.

As a result of this additional delinquency, the Company is required to regain compliance with all delinquent filings within 180 calendar days from the due date of the Initial Delinquent Filing, or October 14, 2024. The Company must submit an update to its original plan to regain compliance with respect to the filing requirements no later than September 4, 2024. The update must include the Company’s plans to file the Q2 Form 10-Q and indicate the progress the Company has made towards implementing the plan submitted in connection with the Initial Delinquent Filing. If the Company’s plan to regain compliance is not accepted, Nasdaq rules would permit the Company to appeal the decision to reject the Company’s proposed compliance plan to a Nasdaq Hearings Panel.

The Company is in the process of completing the Form 10-K, the Q1 Form 10-Q and the Q2 Form 10-Q and intends to file such reports as soon as practicable.

This announcement is made in compliance with the Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a notification of deficiency.

About SPI Energy Co., Ltd.

SPI Energy Co., Ltd. (NASDAQ: SPI) is a global renewable energy company and provider of solar, storage solutions that was founded in 2006 in Roseville, California and is headquartered in McClellan Park, California.

The Company comprises the following core divisions: (a) SPI Solar commercial & utility solar business develops and provides a full spectrum of EPC services to third party project developers. (b) Orange Power business owns and operates solar projects that sell electricity to the grid in multiple regions, including the U.S., U.K., and Europe. (c) SolarJuice is a leader in renewable energy system solutions for residential and small commercial markets with solar wholesale distribution business in Australia, and residential solar and roofing installation business in California. SolarJuice also manufactures solar cells & modules in United States under the Solar4America brand. (d) SEM Wafertech develops American solar wafer manufacturing at Sumter, SC.

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SPI maintains global operations in North America, Australia, Asia and Europe and is also targeting strategic investment opportunities in fast growing green energy industries such as battery storage, charging stations, and others which leverage the Company's expertise and substantial solar cash flow.

For more information on SPI Energy and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company's public filings and press releases available under the Investor Relations section at or available at www.sec.gov.

Forward-Looking Statements

Certain information contained in this report consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “would,” “may,” “intends,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Company will regain compliance with the Rule during any compliance period or in the future, or otherwise meet Nasdaq compliance standards, that the Company will be eligible for a second compliance period, or that Nasdaq will grant the Company any relief from delisting as necessary or that the Company can ultimately meet applicable Nasdaq requirements for any such relief. The forward-looking statements contained in this report speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

Contact:

SPI Energy Co., Ltd.
IR Department
Email: ir@spigroups.com

Dave Gentry
RedChip Companies, Inc.

Phone:(407) 491-4498
SPI@redchip.com

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